Exhibit 10.19

[CERUS LETTERHEAD]

December 11, 2009

Caspar Hogeboom

[Home Address Omitted]

Dear Caspar;

On behalf of Cerus Europe B.V. (the “Employer”), it is a pleasure to offer you the new position of Managing Director, Cerus Europe, reporting to Claes Glassell, President and CEO, Cerus Corporation.

You were chosen for this position because of your qualifications, proven performance in your current role and your contributions to Cerus. You were also offered this position because of Cerus’ strong commitment for providing employees with learning and career opportunities whenever possible.

Due to this promotion, and in line with the decision of Cerus Europe B.V. Board of Directors on November 3, 2008, effective November 1, 2008, your employment agreement dated March 6, 2006 will be amended as follows:

Clause 1.1, 2nd sentence (General Terms) is amended to read as follows:

The Employee will hold the position of Managing Director, Cerus Europe for the Employer.

Clause 2.1 (Salary and benefits) is amended to read as follows:

The Employee shall be entitled to a gross base salary of EUR 200.000 per year, to be reviewed annually and to be paid in 12 equal monthly installments of EU 16.666,67 based on a 40 hour working week, inclusive of an 8% holiday allowance.

Clause 2.2 (Salary and benefits) is amended to read as follows:

For the fiscal year ended December 31, 2008, the Employee’s maximum cash bonus target is 35% of his base gross salary and will be paid annually, if earned, as per the Employer’s standard guidelines and depending upon business results. For the avoidance of doubt, the 2008 bonus plan will remain in place, and be calculated through October 31, 2008. The Employee will receive a new bonus plan for the fiscal year ending 2009. The granting of the bonus is at the Employer’s discretion. The Employee can in no event lay claim to a bonus that has not yet been granted. The granting of a bonus in any given year or during several years will not create an entitlement for any subsequent years.

Clause 9 (Non-competition Clause) is replaced to read as follows:

1. During this Agreement and for a period of 12 months after the termination of the employment, the Employee shall not, without prior written permission from the Employer, undertake and/or be engaged in any activities in any way or in any form whatsoever within the Netherlands, whether in his own name, or by means of and/or in collaboration with or in the employ or other natural or legal persons which are the same as or similar to the activities of the Employer or the enterprises affiliated with the Employer. This includes acquiring or owning shares or depository receipts for shares, whether or not in his own name, in enterprises affiliated with the Employer, excluding shares officially listed on a stock exchange not to exceed 1% of the issued shares of such enterprises.

2. During the employment agreement, including any notice periods and for a period of twelve (12) months after the termination thereof, the Employee shall refrain, without the Employer’s prior written consent, from soliciting the employment of or employ any of the Employer staff and shall refrain any form of business contact with costumers and other business relations of the Employer or enterprises affiliated with the Employer, even if the initiative for this business contact comes from these customers and relations.

3. The Employee shall however be free to develop any business during the twelve (12) months after termination as long as the business does not compete with and is not in a similar field of any of the business that the Employer and/or enterprise affiliated to the Employer conducts.

4. This non-competition clause will apply to the following companies: Caridian BCT, MacoPharma, Octapharma and Grifols.

5. In consideration for the non-competition and non-solicitation obligations under Clauses 9.1 and 9.2 of this Agreement, the Employer will pay the Employee twelve (12) months of gross salary; provided that, if the Employer determines at its discretion to shorten the period of the non-competition and non-solicitation obligations, then the Employer shall only be required to pay the Employee one month’s gross salary per month of such restriction.

Caspar, your desire to excel and contribute to the company will continue to help make Cerus a success!

Sincerely,

/s/ Claes Glassell
Claes Glassell
President and CEO

Approved and Accepted	/s/ Caspar Hogeboom	Date	21-09-2010
Caspar Hogeboom

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